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(BW)(FL--FINANTRA-CAPITAL) (FANT) Finantra Capital, Inc. Signs Financing
Contract With Gateway, Inc.; The Company Believes The Contract May Have A Material Impact On Its Consumer Finance Subsidiary

Business Editors

PLANTATION, Fla.-- (BUSINESS WIRE) --January 13, 2000--

Finantra Says Agreement Validates Companies Long-Term E-Commerce
Strategy

         Finantra Capital, Inc. (OTC:FANT) today announced, through its wholly-owned consumer finance subsidiary, Travelers Acquisition Corporation, that it has signed a contract with Gateway, Inc. (NYSE: GTW) to provide financing for Gateway's wide range of personal computer (PC) products.

         Finantra said Gateway customers that participate in the program will have instantaneous credit response through an automated point-of-sale system. The credit system is being provided in conjunction with eCredit.com. and makes use of both Finantra's and eCredit's proprietary processes.

         "This is a monumental event in our Company's history, "said Robert Press, chairman and chief executive officer of Finantra Capital, Inc. "We are delighted to be providing financial services to Gateway, Inc., one of the world's leading manufacturers and marketers of desktop, portable PC's and PC related products."

         Finantra Capital President, Charles Litt, said the agreement with Gateway validates the Company's e-commerce strategy and should favorably impact the Company's financial performance and stockholder value. The contract becomes effective immediately.

         "We have recently launched a major e-commerce initiative that will position Finantra as a major financing source for both commercial and retail e-commerce transactions," Litt said. "The contract with Gateway is a significant first step in achieving our short and long-term goals."

         Finantra's recently announced e-commerce initiative is designed to provide the Company and its subsidiaries with the capacity to easily process several billion dollars of e- commerce sales annually.

About Finantra

         Finantra Capital, Inc. is a multi-faceted speciality finance company. The commercial asset finance group specializes in accounts receivable financing and equipment leasing. The consumer finance group is involved in mortgage banking and other types of retail specialty



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financing. The company recently completed a $36 million acquisition of Travelers
Investment Corporation. The Carlsbad, California-based company, which is involved primarily in specialty consumer finance, maintains a consumer finance portfolio in excess of $50 million.

About Gateway

         Gateway, a Fortune 250 company founded in 1985, focuses on building lifelong relationships with consumers and businesses through complete technology personalization. Gateway ranked number one in U.S. consumer PC revenue in the second quarter of 1999 and was rated among the top ten best corporate reputations in America according to a survey conducted by the Wall Street Journal and Harris Interactive, Inc. Gateway employees worldwide serve clients with services and built-to-order computers that consistently win top awards from leading industry publications. Gateway had total global revenue of $7.5 billion in 1998 and shipped 3.54 million systems.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

CONTACT: Finantra Capital, Inc., Plantation
         Peter Nasca, 305/937-1711

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